As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-163022

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	63-0851141 (IRS Employer Identification Number)

802 Southeast Plaza Avenue, Suite 200, Bentonville, AR	72712
(Address of Principal Executive Offices)	(Zip Code)

__________________________

AMERICA’S CAR-MART, INC. STOCK INCENTIVE PLAN

(Full title of the plan)

__________________________

Jeffrey A. Williams
Chief Financial Officer
America’s Car-Mart, Inc.
802 Southeast Plaza Avenue, Suite 200

Bentonville, Arkansas 72712

Telephone: (479) 464-9944

(Name, address and telephone number,
including area code, of agent for service)

Copy to:

Courtney C. Crouch, III
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-163022) filed by America’s Car-Mart, Inc., a Texas corporation (the “Corporation” or the “Registrant”), on November 10, 2009, is filed in order to deregister securities remaining under such registration statement.

On November 16, 2005, the Corporation filed a registration statement on Form S-8 (File No. 333-129727) to register an aggregate of 100,000 shares of common stock issuable under the Corporation’s 2005 Restricted Stock Plan, later renamed the Stock Incentive Plan (the “2005 Plan”).  On December 7, 2007, the Corporation filed a registration statement on Form S-8 (File No. 333-147915) to register an aggregate of 50,000 additional shares of common stock issuable under the 2005 Plan, and on November 10, 2009, the Corporation filed a registration statement on Form S-8 (File No. 333-163022) to register an aggregate of 200,000 additional shares of common stock issuable under the 2005 Plan. On June 10, 2015, the Corporation’s Board of Directors adopted, and on August 5, 2015, the Corporation’s stockholders approved the adoption of the Amended and Restated Stock Incentive Plan (the “Plan”), which amended and restated the 2005 Plan.

The terms of the Plan provide, among other things, that the shares authorized for issuance under the Plan include all shares available for delivery since the establishment of the 2005 Plan and that if any award is canceled, terminates, expires, lapses or is forfeited for any reason, the shares of common stock under such award will revert to and again become available for issuance under the Plan. As of the date of this Post-Effective Amendment No. 1, there are an aggregate of 177,527 shares of common stock that remain available for grant under the Plan (the “Carried Forward Shares”), all of which are registered on the Corporation’s registration statement on Form S-8 (File No. 333-163022).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Corporation is concurrently filing a separate registration statement on Form S-8 to reflect that the Carried Forward Shares may be issued under the Plan and to carry over the filing fees for the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that the Carried Forward Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-163022), filed for the 2005 Plan, to the registration statement on Form S-8 filed for the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on this 9th day of December, 2015.

AMERICA’S CAR-MART, INC.

By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Henderson and Jeffrey A. Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ *	Chief Executive Officer and Director	December 9, 2015
William H. Henderson	(principal executive officer)

/s/ *	Chief Financial Officer and Director	December 9, 2015
Jeffrey A. Williams	(principal financial and accounting officer)

/s/ *	Director	December 9, 2015
Daniel J. Englander

/s/ Kenny Gunderman	Director	December 9, 2015
Kenny Gunderman

/s/ Eddie L. Hight	Director	December 9, 2015
Eddie L. Hight

/s/ *	Director	December 9, 2015
J. David Simmons

/s/ Robert Cameron Smith	Director	December 9, 2015
Robert Cameron Smith

* By	/s/ Jeffrey A. Williams
Jeffrey A. Williams
As Attorney-in-Fact pursuant to a power of attorney included in the original registration statement on Form S-8 filed on November 10, 2009.